Exhibit 10.2

ASSET PURCHASE AGREEMENT

AMONG

GEOMET, INC.,

SELLER,

GEOMET OPERATING COMPANY, INC.,

OPERATOR

AND

SAGA RESOURCE PARTNERS LLC,

BUYER

EFFECTIVE AS OF THE EFFECTIVE DATE

THIS ASSET PURCHASE AGREEMENT (the “Agreement”), dated May 3, 2013 but to be effective as of the Effective Date (defined below), by and between Saga Resource Partners LLC, a Delaware limited liability company, whose address is 600 17th Street, Suite 1700N, Denver, Colorado 80202 or its designated affiliate (“Buyer”), GeoMet, Inc., a Delaware corporation, whose address is 909 Fannin Street, Suite 1850, Houston, Texas 77002 (“Seller”) and GeoMet Operating Company, Inc., an Alabama corporation (“Operator”).  Buyer and Seller may sometimes hereinafter be referred to individually as a “Party” and together as the “Parties”.

WITNESSETH

WHEREAS, Seller owns a certain interest in the Assets (as hereinafter defined);

WHEREAS, Operator serves as contract operator of the Assets pursuant to the Services Agreement; and

WHEREAS, Seller desires to sell and convey and Buyer desires to purchase and acquire the Assets and assume the Assumed Liabilities (as hereinafter defined), effective as of the Effective Date;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer, Seller and Operator, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS

1.                                      The following terms shall have the meanings ascribed to them below when used in this Agreement:

1.1                               “Adjusted Purchase Price” shall have the meaning set forth in Section 3.2.

1.2                               “Adjustment Period” shall mean the period of time between the Effective Date and the Closing Date.

1.3                               “Affiliate” shall mean any Person, more than 50% of which is owned or controlled by, directly or indirectly, any party to this Agreement.

1.4                               “Assets” shall mean all of Seller’s and Operator’s interests in:

(a)                                 The oil and gas leases, oil, gas and coalbed methane leases and oil, gas and mineral leases (collectively, the “Leases”) which authorize or relate to the exploration for and/or production of oil, gas and/or other minerals from, or otherwise cover, or relate to the Wells including, without limitation, those described on Exhibit B, as to all depths covered thereby (collectively, the “Properties”, which definition shall be deemed to include the Wells);

(b)                                 All wells (including the Wells), personal property, fixtures, Equipment and improvements located on the Leases or the Properties, or used or obtained exclusively in connection with the ownership, exploration, development or operation of the Leases or the Properties or the production, sale, processing, treating, storing, gathering, transportation or disposal of hydrocarbons, water or any other substances produced therefrom or attributable thereto;

(c)                                  The easements and rights-of-way, including those described on Exhibit C, together with all gathering lines, together with all pipes, valves, gauges, meters and other measuring equipment, regulators, compression equipment, extractors, tubing, pipelines, fuel lines, structures, facilities (including processing and separation facilities), improvements, fittings, materials and other improvements, fixtures and/or personal property (whether now owned or hereafter acquired by operation of law or otherwise) used in the gathering or transportation of production from the Wells and the Leases;

(d)                                 To the extent assignable without payment of any fee or penalty (other than a fee or penalty Buyer has agreed in writing to pay), all contracts, agreements, surface use agreements, permits, licenses, gas purchase or sales contracts, gas gathering contracts, gas treating contracts, leases, licenses, easements, rights under orders of regulatory authorities having jurisdiction with respect to the foregoing, and other properties and rights of every nature whatsoever in or incident to the ownership, exploration, development, use or treating, storing, gathering, transportation or disposal of hydrocarbons, water or any other substance from the foregoing, including, without limitation, those set forth on Schedule 4.7 (the “Oil and Gas Contracts”);

(e)                                  To the extent assignable without payment of any fee or penalty (other than a fee or penalty Buyer has agreed in writing to pay), all files, books, logs, geological data, land, title, production, accounting (but not including Seller’s corporate books, general financial accounting or tax accounting records), and engineering records, well files, and logs and seismic data and other geophysical information, and other records relating to the Equipment and the Properties customary in the sale of property, and Seller’s Petra database with respect to the Assets; provided, however, that nothing herein shall require Seller to disgorge its own geological interpretations, maps, logs and other such material used by Seller in the development of any prospect on which the Assets are located (“Books and Records”); and

(f)                                   All vehicles and computers identified on Schedule 1.4(f) and all office supplies and equipment, tools, store stock, inventory and spare parts located on the Leases and used exclusively in connection with the ownership or operation of the Properties.

1.5                               “Assignment” shall mean the Assignment, Bill of Sale and Conveyance in substantially the forms attached hereto as Exhibit A.

1.6                               “Assumed Liabilities” shall mean all of Seller’s and Operator’s liabilities, obligations and duties, both known and unknown to Seller or Operator, as applicable,

whensoever arising or accruing, under (i) the Assets; (ii) the Oil and Gas Contracts; and (iii) any Legal Requirements (including, for the avoidance of doubt, any Environmental Statute), including, without limitation, all of Seller’s and Operator’s liabilities and obligations with respect to plugging, replugging and abandonment of any Wells and remediation of any of the Assets, provided that the Assumed Liabilities shall not include any of the Excluded Liabilities or any of the matters covered by Seller’s indemnification of Buyer under Section 7.18(b).

1.7                               “Closing” shall mean the consummation of the transactions contemplated by this Agreement.

1.8                               “Closing Date” shall mean the date on which the Closing shall occur, which date shall in no event be later than the “Closing Date” set forth in Section 6.1, unless extended in writing by mutual agreement of Buyer and Seller.

1.9                               “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.10                        “Defect Notice” shall have the meaning set forth in Section 6.4.3.

1.11                        “Defect Value” shall mean:

1.11.1              in the case of Title Defects, (i) if the Title Defect asserted is that the actual Net Revenue Interest attributable to any Lease (except to the extent such Lease is associated with a Well) or Well is less than that stated on Schedule 3.5 and there is a corresponding proportionate decrease in the associated Working Interest, then the Defect Value is the product of the Allocated Value attributed to such Lease or Well, multiplied by a fraction, the numerator of which is the difference between the Net Revenue Interest set forth on Schedule 3.5 and the actual Net Revenue Interest, and the denominator of which is the Net Revenue Interest stated on Schedule 3.5; or(ii) if the Title Defect represents an obligation, encumbrance, burden or charge upon the affected Lease or Well (including any increase in Working Interest for which there is not a proportionate increase in Net Revenue Interest), the amount of the Defect Value is to be determined by taking into account the Allocated Value of the Lease or Well, the portion of the Lease or Well affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the affected Lease or Well, and the Defect Value placed upon the Title Defect by Buyer and Seller;

1.11.2              in the case of Environmental Defects, the Defect Value shall be the estimated amount of all reasonable costs and claims associated with the existence, remediation or correction of the Environmental Defects; and

1.11.3              in the case of Casualty Defects, the amount of the Defect Value is to be determined by taking into account the Allocated Value of the Lease or Well, the portion of the Lease or Well affected by the Casualty Defect, the potential economic effect of the Casualty Defect over the life of the affected Lease or Well, and the Defect Value placed upon the Casualty Defect by Buyer and Seller.

1.12                        “Due Diligence Period” shall mean a period from the execution of this Agreement  to five (5) days prior to the Closing in which Buyer, at its sole cost and expense, shall have the opportunity to make a physical inspection of the Assets and any Books and Records related thereto including, but not limited to, assessment of Environmental Conditions; provided, however, that Buyer’s assessment of Environmental Conditions shall be limited to a standard Phase I environmental review of the Properties and Seller’s Books and Records and shall not include any intrusive test or procedure (including, without limitation, any digging, boring, or sampling of soils).

1.13                        “Earnest Money” shall mean an amount equal to ten percent (10%) of the Purchase Price to be deposited by Buyer upon the execution hereof into the Escrow Account.

1.14                        “Effective Date” shall mean 12:01 a.m. on April 1, 2013.

1.15                        “Encumbrance” shall mean any mortgage, lien, security interest, pledge, charge, encumbrance, claim, limitation, burden or hypothecation.

1.16                        “Environmental Condition” shall mean any existing condition of the soil, subsurface, surface waters, ground waters, atmosphere or other environmental medium, whether or not yet discovered, which could reasonably be expected to result in any material damage, loss, cost, expense, claim, demand, investigation, lien or liability relating to the Assets under any Environmental Statute.

1.17                        “Environmental Defect” shall mean hazardous wastes or substances located, generated or emitted on or from the Assets which are not in compliance with applicable Environmental Statutes.

1.18                        “Environmental Statute” shall mean the Resource Conservation and Recovery Act of 1976, as amended prior to the Closing Date, the Clean Air Act, as amended prior to the Closing Date, the Clean Water Act, as amended prior to the Closing Date, and the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Superfund Amendments and Reauthorization Act of 1986 and the Hazardous Materials Transportation Act prior to the Closing Date, together with all other federal, state, and other governmental laws, regulations, orders, interpretations or rulings issued prior to the Closing Date, and other Legal Requirements relating to air or water quality, hazardous or solid wastes, hazardous substances or any other environmental matters.

1.19                        “Equipment” shall mean those items of equipment (i) located on the Properties; (ii) appurtenant thereto, and/or (iii) used exclusively in connection with the Assets and/or the Wells.

1.20                        “Escrow Account” means an escrow account covered by an escrow agreement acceptable to Seller, Buyer and Escrow Agent.

1.21                        “Escrow Agent” means Capital One, National Association.

1.22                        “Excluded Assets” shall mean (i) all of Seller’s (and its Affiliates’) corporate minute books, financial records and other business records that relate to Seller’s (or an Affiliate of Seller’s) business generally; (ii) except to the extent relating to any Assumed Liabilities and except to the extent relating to any gas imbalances, all trade credits, all accounts, receivables and all other proceeds, income or revenues attributable to the Assets with respect to any period of time prior to the Effective Date; (iii) except to the extent relating to any Assumed Liabilities, all claims and causes of action of Seller (or any of its Affiliates) arising under or with respect to any of the Oil and Contracts that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds); (iv) subject to Section 7.14(b), all rights and interests relating to the Assets: (a) under any existing policy or agreement of insurance, (b) under any bond or (c) to any insurance proceeds or awards arising, in each case, from acts, omissions or events, or damage to or destruction of property; (v) all Hydrocarbons produced from or allocated to the Assets prior to the Effective Date; (vi) all claims for refunds, credits, loss carryforwards and similar tax assets with respect to (a) any Taxes attributable to any period prior to the Effective Date, (b) income, franchise and similar Taxes of Seller or its Affiliates or (c) any Taxes attributable to any of the assets or properties described in this definition; (vii) except as described in clause (f) of the definition of “Assets”, all personal computers and associated peripherals and all radio and telephone equipment located on the Leases or used in connection with the Properties; (viii) all of Seller’s (and its Affiliates’) proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property; (ix) all documents and instruments of Seller (or any of its Affiliates) that may be protected by an attorney-client privilege; (x) all data that cannot be disclosed to Buyer as a result of confidentiality arrangements; (xi) all audit rights and obligations arising under any of the Oil and Gas Contracts or otherwise with respect to any period prior to the Effective Date; (xii) documents prepared or received by Seller or any of its Affiliates with respect to (a) lists of prospective purchasers for the Assets, (b) bids submitted by other prospective purchasers of the Assets, (c) analyses by Seller or its Affiliates of any bids submitted by any prospective purchaser, (d) correspondence between or among Seller (and/or any of its Affiliates), its (and, if applicable, their) representatives and any prospective purchaser other than Buyer and (e) correspondence between Seller (and/or any of its Affiliates) or any of its (and, if applicable, their) representatives with respect to any bids, the prospective purchasers or the transactions contemplated by this Agreement; (xiii) except as described in clause (f) of the definition of “Assets”, any personal property located in or on any offices located on the Leases; (xiv) any swap, future, forward, derivative transaction, option or other similar agreement; and (xv) the Services Agreement.

1.23                        “Excluded Liabilities” shall mean liabilities or obligations arising from a breach of any of the obligations of Seller under this Agreement.

1.24                        “Existing Burdens” shall mean Lease Burdens set forth on Exhibit D and Permitted Encumbrances of record as of the Effective Date.

1.25                        “Final Adjusted Purchase Price” shall have the meaning set forth in Section 3.3.

1.26                        “Final Settlement Statement” shall have the meaning set forth in Section 3.3.

1.27                        “Good and Marketable Title” shall mean that title of Seller, which entitles Seller to receive from a Well not less than the interest shown on Exhibit B hereto as the aggregate Net Revenue Interest without reduction, suspension or termination throughout the duration of such property (except with respect to make-up provisions to other working interest owners or non-consent elections under operating agreements), obligates Seller to bear a percentage of costs and expenses relating to the maintenance, development and operation of such property not greater than the interest shown on Exhibit B hereto as Working Interest (unless there is a corresponding increase in the Net Revenue Interest), and is free and clear (other than the Permitted Encumbrances) of Title Defects taken or effective at or prior to Closing.

1.28                        “Knowledge” shall mean (i) as to Seller and Operating, to the actual awareness of Bill Rankin, Tony Oviedo or Brett Camp and (ii) as to Buyer, as to an individual, information of a particular fact or matter if (a) such individual is actually aware of such fact or matter or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or matter in the course of conducting an investigation as would be reasonably prudent by an individual engaged in the oil and gas business with respect to such fact or matter.   Individuals whose knowledge of a particular fact or matter which shall be imputed to Buyer are its officers, directors and managers.

1.29                        “Lease Burdens” shall mean all Royalties and such other rights to share in the Production from the Wells of record or, if not of record, as set forth on Exhibit D hereto.

1.30                        “Lease Operating Expenses” shall mean any and all costs and expenses properly charged by the operator of the Wells pursuant to the applicable operating agreement governing operations on such Wells (or, for any Wells not governed by an operating agreement, pursuant to any industry standard COPAS accounting procedures and the Services Agreement), to include, by way of example and not limitation, those charges and costs permitted under Articles II and III of the COPAS accounting procedure attached to the operating agreements as an exhibit and the Services Agreement.

1.31                        “Legal Requirements” shall mean any law, statute, ordinance, decree, requirement, order, judgment, rule or regulation including by way of example and not limitation the terms of any license, permit, certificate, or abandonment approval promulgated prior to, or at the time of the Closing, by any governmental authority, including without limitation, any bonding requirements of Buyer or other regulatory approval governing the transfer of operations to Buyer.

1.32                        “Net Revenue Interest” shall mean a Revenue Interest less all Lease Burdens applicable to such Revenue Interest.

1.33                        “Oil and Gas Contracts” is defined in the definition of “Assets”.

1.34                        “Ordinary Course of Business” shall mean the ordinary course of business and conduct of operations consistent with past custom and practice, and shall include, without limitation, operations of a kind and nature conducted in a manner consistent with those of a reasonably prudent operator in the same or similar circumstances.

1.35                        “Outstanding Obligations” shall mean those Royalties and due and owing as of the Closing Date, and which Seller has not paid as of the Closing Date.  Buyer agrees to be responsible for reporting all unpaid/unclaimed royalties to the State of Alabama to the extent Seller turns over suspended funds to Buyer.

1.36                        “Performance” shall mean compliance with and completion to the satisfaction of all applicable governmental authorities and in accordance with all laws.

1.37                        “Permitted Encumbrances” shall mean: (i) lessors’ royalties, overriding royalties, reversionary interests and similar burdens of record, in each case so long as they do not operate to reduce the Net Revenue Interest of Seller below that set out in Exhibit B; (ii) division orders and sales contracts terminable upon no more than 90 days’ notice to the purchaser thereunder and those certain sales contracts which are listed on Schedule 4.7 hereto; (iii) preferential rights to purchase and required third-party consents and similar agreements with respect to which waivers or consents are obtained from the appropriate parties or the appropriate time period for asserting the right has expired without an exercise of the rights prior to the Closing Date; (iv) any non-perfected liens for taxes or assessments or, if perfected, that are being contested in good faith in the normal course of business; (v) any non-perfected materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s and other similar liens or charges arising in the Ordinary Course of Business or, if perfected, their validity is being contested in good faith by appropriate action; (vi) all rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests therein if they are customarily obtained subsequent to the sale or conveyance; (vii) conventional rights of reassignment prior to release or termination of a leasehold interest requiring ninety (90) days or less notice to the holders of the rights; (viii) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations that do not materially adversely affect the ownership, operation or value of the Assets; (ix)  all rights reserved to or vested in any governmental authority to control or regulate any of the Assets in any manner, and all applicable laws, rules and orders of a governmental authority; (xi) any encumbrance on or affecting the Assets which is paid by Seller at or prior to Closing or which is discharged at or prior to Closing; and (xii) any Title Defects that Buyer shall have expressly waived in writing.

1.38                        “Person” shall mean an individual, group, partnership, corporation, trust, limited liability company or other entity.

1.39                        “Production” shall mean all hydrocarbons produced, saved and sold from the Wells.

1.40                        “Proposed Settlement Statement” shall have the meaning set forth in Section 3.3.

1.41                        “Purchase Price” shall mean $63,200,000.00, subject to adjustment pursuant to the terms of this Agreement.

1.42                        “Revenue Interest” shall mean the gross revenues from Production attributable to a Working Interest.

1.43                        “Royalty” shall mean that proportionate share of Production payable to the owners of the mineral estate pursuant to any Lease.

1.44                        “Services Agreement” shall mean collectively (i) that certain Contract Operator Agreement, dated as of January 1, 2002, between Seller and Operator, as may be amended, modified or supplemented from time to time and (ii) that certain Amended and Restated Administrative Services Agreement, dated as of January 1, 2007 by and among Seller, GeoMet Gathering Company, LLC and Operator, as may be amended, modified or supplemented from time to time.

1.45                        “Taxes” shall mean all ad valorem, severance, and other taxes or fees levied upon or measured by Production, personal property taxes, real property taxes, and any and all other taxes or fees of whatever type or kind assessed or which are attributable to the ownership of the Assets or Production therefrom.  Taxes based on or measured by Production or the value thereof shall be deemed attributable to the period when such production occurred notwithstanding that such Taxes are not assessed or payable until a subsequent period.

1.46                        “Title Defect” shall mean any encumbrance, encroachment, irregularity, defect in, or objection to Seller’s title to any Asset (other than Permitted Encumbrances), which, alone or in combination with other defects, renders Seller’s title to such property less than Good and Marketable Title.

1.47                        “Well” or “Wells” shall mean Seller’s interest in those wells set forth on Exhibit B attached hereto and all other wells and wellbores located on the Leases or on properties unitized or pooled with the Leases as of the Effective Date.

1.48                        “Working Interest” shall mean a lessee’s interest in the Leases.

ARTICLE II

PURCHASE AND SALE OF ASSETS;

ASSUMPTION OF LIABILITIES

Subject to the terms of this Agreement, Seller hereby agrees to sell, transfer, convey and deliver unto the Buyer, and Buyer hereby agrees to purchase, acquire and assume, the Assets and the Assumed Liabilities, effective as of the Effective Date.  Seller shall remain liable and Buyer shall not assume liability for the Excluded Liabilities.

ARTICLE III

PURCHASE PRICE

3.1                               Payment of the Purchase Price.  In consideration of the conveyance of the Assets and the representations and warranties of Seller made herein, and subject to the terms and conditions hereof, Buyer shall pay to Seller at Closing the Adjusted Purchase Price by wire transfer in immediately available funds to the account described on Schedule 3.1 hereto.  The Adjusted Purchase Price shall be allocated as set forth on Schedule 3.5.

3.2                               Purchase Price Adjustments.  “Adjusted Purchase Price” shall mean the Purchase Price, minus the Earnest Money, and plus or minus the amounts as set forth below:

(a)                                                         The Purchase Price shall be adjusted upward by the amount of all costs listed below (without duplication) accruing to and paid by Seller during the Adjustment Period   which were incurred in the Ordinary Course of Business in connection with (i) Production, processing or other operations directly related to the Assets, (ii)  maintenance of any of the Properties, (iii)  acquisition, extension or renewal between the Effective Date and the date hereof of any Assets (unless incurred in order to cure Title Defects), (iv) any Lease Operating Expenses, exploration or development activities on the Properties or related to drilling, completion, recompletion, or workover activities on wells located on the Properties and conducted during the Adjustment Period, (v) expenditures directly attributable to the Assets made by Seller prior to the Effective Date for which Buyer will receive the benefit, as specifically set forth on Schedule 3.2(a)(v), and (vi) the aggregate amount of all other expenditures made by Seller after the Effective Date for costs and expenses directly attributable to the Assets with respect to periods after the Effective Date (other than expenditures made to cure Title Defects or in connection with remediation of Environmental Defects after the Effective Date).

(b)                                                         The Purchase Price shall be adjusted upward by an amount equal to the value of all merchantable oil or condensate produced from the Assets and in storage above the pipeline connection as of the Effective Date (value to be actual contract price in effect as of the Effective Date net of any applicable royalties, and production, severance or sales taxes).

(c)                                                          The Purchase Price shall be adjusted upward with respect to each Well that is underproduced relative to the other undivided interests in such Well by an amount equal to the underproduced volumes as of the Effective Date multiplied by $3.00 per MCF.

(d)                                                         The Purchase Price shall be adjusted upward by an amount to be agreed by the Parties with respect to each Well in which the Net Revenue Interest owned by Seller exceeds the aggregate of the Net Revenue Interest for such Well as set forth in Exhibit B attached hereto.

(e)                                                          The Purchase Price shall be adjusted downward by the aggregate amount of the following described proceeds received by Seller:  (i) for the sale of oil, gas or other associated minerals produced (net of any production royalties, transportation costs and of any production, severance or sales taxes not reimbursed to Seller by the purchaser of production and that Seller has paid or is obligated to pay under this Agreement) from the Properties after the Effective Date including amounts attributable to prepayments, payments for over-production pursuant to gas balancing agreements, take or pay payments and similar payments for oil, gas or other associated minerals delivered after the Effective Date without Buyer receiving full payment therefor and (ii) for the sale, salvage or other disposition during the Adjustment Period of any property, equipment or rights included in the Assets.

(f)                                                           The Purchase Price shall be adjusted downward by an amount equal to all unpaid ad valorem and similar taxes due and payable with respect to production from the Assets for the period ending on the Effective Date, such amount to be estimated in good faith by Seller and Buyer based on the most recent rendering of ad valorem and similar taxes.

(g)                                                          The Purchase Price shall be adjusted downward with respect to each Well that is overproduced relative to other undivided interests in such Well, by an amount equal to the overproduced volumes as of the Effective Date multiplied by $3.00 per MCF.

(h)                                                         The Purchase Price shall be adjusted downward by the amount of all unpaid Royalties, overriding royalties and other burdens on Production prior to the Effective Date and all costs and expenses of the type described in Sections 3.2(a)(i) through (vi) that are attributable to periods prior to the Effective Date, provided Buyer shall assume and indemnify Seller for such Outstanding Obligations to the extent attributable to such decrease in the Purchase Price.

3.3                               Calculation of Adjusted Purchase Price.

(a)                                 No later than seven (7) calendar days prior to Closing, Seller shall prepare and deliver to Buyer a statement setting forth all amounts allocable to Buyer and Seller as provided in Section 3.2 above (the “Proposed Settlement Statement”).  Seller shall provide Buyer with access to copies of all work papers and other relevant documents to verify the entries contained in the Proposed Settlement Statement.  Buyer shall have a period of five (5) calendar days after delivery to it of the Proposed Settlement Statement to review and make any objections that the Buyer may have.  If written objections to the Proposed Settlement Statement are delivered to the Seller within such 5 day period, then the Buyer and the Seller shall attempt to resolve the matter or matters in dispute prior to Closing.  If Buyer and Seller reach agreement, the agreed upon revisions shall be made to the Proposed Settlement Statement which shall be used to determine the Adjusted Purchase Price.  If no written objections are made by Buyer within such five (5) day period, the Proposed Settlement Statement shall be used to determine the Adjusted Purchase Price and the Purchase Price payable at Closing shall be increased or decreased as set forth in Section 3.2 based on the Proposed Settlement Statement, as revised.

(b)                                 Within 120 days after the Closing Date, Seller shall prepare and deliver to Buyer a statement (the “Final Settlement Statement”) setting forth the final calculation of the Adjusted Purchase Price, together with the calculation of each adjustment based, to the extent possible, on actual credits, charges, receipts and other items before and after the Effective Date.  At Buyer’s request, Seller shall deliver to Buyer reasonable documentation supporting the calculations set forth on the Final Settlement Statement.  Buyer shall have fifteen (15) days after receipt of the Final Settlement Statement to review and make any objections.  If written objections to the Final Settlement Statement are delivered to Seller within such fifteen (15) day period, then Buyer and Seller shall attempt to resolve the matter or matters in dispute.  If Buyer and Seller reach agreement, the agreed upon revisions shall be made to the Final Settlement Statement and shall be used to determine the amount by which the Adjusted Purchase Price will be further adjusted (the “Final Adjusted Purchase Price”).  If no written objections are made by Buyer within such fifteen (15) day period, the Final Settlement Statement shall be deemed correct and used to determine the Final Adjusted Purchase Price and Seller shall pay to the Buyer the amount by which the Final Adjusted Purchase Price is lower than the Adjusted Purchase Price, or the Buyer shall pay to Seller the amount by which the Final Adjusted Purchase Price is higher than the Adjusted Purchase Price, such payment to be made by the applicable Party within five (5) days of the agreed upon Final Settlement Statement.

3.4                               Dispute Resolution.  If Buyer and Seller cannot agree on (a) any amounts contained in the Proposed Settlement Statement prior to or at Closing, or (b) any amounts contained in the Final Settlement Statement within 5 days after receipt by Seller of Buyer’s objections, then (x) the Adjusted Purchase Price payable at Closing shall be equal to the Purchase Price as adjusted by those amounts not in dispute, if any, and (y) any disputed amounts on the Proposed Settlement Statement and/or the Final Settlement Statement shall be submitted to UHY (“Independent Accountant”), which firm shall render its opinion as to such matters.  If Independent Accountant is unwilling or unable to perform such services, then Buyer and Seller shall in good faith agree upon an independent firm that can perform the requested services.  Based on such opinion, Independent Accountant, or any other firm if applicable, will then send to Buyer and Seller its determination of the specific matters in dispute, which determination shall be final and binding upon the Parties hereto.  Within 5 calendar days after delivery of such opinion to Buyer and Seller, Buyer shall pay to Seller, the aggregate amount, if any, by which the Adjusted Purchase Price and/or the Final Adjusted Purchase Price shall be increased, or Seller shall pay to Buyer that amount, if any, by which the Adjusted Purchase Price and/or the Final Adjusted Purchase Price shall be decreased as set forth in Section 3.2 above.  The fees and other costs charged by Independent Accountant, or any other firm if applicable, shall be borne 50% by Buyer and 50% by Seller.

3.5                               Allocation. The Purchase Price shall be allocated to the Assets as set forth on Schedule 3.5.  Seller and Buyer agree that the values allocated to various portions of the Assets, which are set forth on Schedule 3.5 (singularly with respect to each item, the “Allocated Value,” and, collectively, the “Allocated Values”), shall be binding on Seller and Buyer.

ARTICLE IV

SELLER’S REPRESENTATIONS AND WARRANTIES

The Seller represents and warrants that:

4.1                               Organization.  GeoMet is a Delaware corporation, duly organized, validly existing and in good standing under the laws of the state of Delaware and is duly qualified to do business in the state of Alabama.  Operator is an Alabama corporation, duly organized, validly existing and in good standing under the laws of the state of Alabama.

4.2                               Authority.  Seller has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement and to sell the Assets on the terms described in this Agreement, and to perform its obligations under this Agreement.  The consummation of the transaction contemplated by this Agreement will not violate, nor be in conflict with, any provisions of the Bylaws or other governing documents of Seller.  The execution, delivery and performance of this Agreement have been duly and validly authorized by all requisite corporate action on the part of Seller.

4.3                               Binding Obligation.  This Agreement has been duly executed and delivered on behalf of Seller.  All documents and instruments required hereunder to be executed and delivered to Buyer shall have been duly executed and delivered in accordance herewith.  This Agreement does, and such documents and instruments will, constitute legal, valid and binding obligations of the Seller in accordance with their terms and, notwithstanding anything to the contrary contained herein.

4.4                               No Breach of Statute, Decree or Contract.  The execution, delivery and performance of this Agreement by the Seller does not and will not breach any Legal Requirement, will not at the Closing conflict with or result in a breach of or default under any order, writ, injunction, decree, contract, agreement or instrument to which the Seller is a party or by which the Assets are or may be bound.

4.5                               No Litigation or Adverse Events.  Except as set forth on Schedule 4.5, there is no suit, claim or action, or legal, administrative, arbitration or other proceeding, or governmental investigation, pending or, to the Seller’s Knowledge, threatened, against the Seller, the Assets, and no event or condition of any character, to the Seller’s Knowledge, pertaining to the Seller, the Assets or that could prevent the consummation of the transactions contemplated by this Agreement. To Seller’s Knowledge, there is no bankruptcy, reorganization, or arrangement proceeding pending or being contemplated by or threatened against Seller.

4.6                               Taxes.  To the extent that Seller is responsible for remitting same, Seller has paid and discharged all Taxes, assessments, excises and other levies as and when due which, if not paid, could constitute liens or charges against the Assets except for Taxes being contested in good faith and by appropriate proceedings.  Seller shall remain responsible for its share of any Taxes which may become due for periods prior to the Effective Date.

4.7                               Accuracy of Documents.  Schedule 4.7 is a list of all of the Oil and Gas Contracts pertaining to the Assets that materially affect Seller’s interest in the Assets or any portion thereof, that involve the performance of services or the delivery of goods or materials by or to Seller or require expenditures in excess of $50,000 per year.  Such Oil and Gas Contracts have not been amended or modified by any written or oral agreements, except where specifically indicated on Schedule 4.7.

4.8                               Broker’s Fees. The Seller has employed Lantana Oil & Gas Partners (“Lantana”), as a broker in connection with the sale of the Assets hereunder to the Buyer, the Seller shall be responsible for the payment of all fees to Lantana in connection with this transaction, and Seller has incurred no other liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transaction contemplated by this Agreement.

4.9                               Disclaimer of Warranty.  EXCEPT WHERE OTHERWISE SPECIFICALLY INDICATED IN THIS AGREEMENT, SELLER DISCLAIMS ANY WARRANTIES EXPRESS AND IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, INCLUDING WARRANTIES WITH RESPECT TO THE PRESENCE OF ENVIRONMENTAL CONDITIONS OR NATURALLY OCCURRING RADIOACTIVE MATERIAL AFFECTING ANY THE ASSETS AND PROPERTY (REAL, PERSONAL OR MIXED), OR EQUIPMENT (INCLUDING PIPELINE EQUIPMENT) CONVEYED TO AND ACQUIRED BY BUYER, WITH ALL SUCH REAL AND PERSONAL PROPERTY AND EQUIPMENT BEING TRANSFERRED, ASSIGNED, SOLD, PURCHASED, ACCEPTED AND ACQUIRED “AS IS” AND “WHERE IS.”SELLER MAKES NO, AND HEREBY DISCLAIMS ANY, WARRANTY OR REPRESENTATION, EXPRESS, STATUTORY OR IMPLIED, AS TO (i) THE PRESENCE, QUALITY AND QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE ASSETS, INCLUDING SEISMIC DATA AND SELLER’S INTERPRETATION AND OTHER ANALYSIS THEREOF; (ii) THE ABILITY OF THE ASSETS TO PRODUCE HYDROCARBONS, INCLUDING PRODUCTION RATES, DECLINE RATES AND RECOMPLETION OPPORTUNITIES; (iii) PAYOUT ACCOUNT INFORMATION, ALLOWABLES, OR OTHER REGULATORY MATTERS; (iv) THE PRESENT OR FUTURE VALUE OF THE ANTICIPATED INCOME, COSTS OR PROFITS, IF ANY, TO BE DERIVED FROM THE ASSETS; (v) ANY PROJECTIONS AS TO EVENTS THAT COULD OR COULD NOT OCCUR; AND (vi) THE TAX ATTRIBUTES OF ANY ASSET.

4.10                        Payments.  To Seller’s Knowledge, all Royalties, rentals, shut-in royalties, gas purchase payments and other such payments due under the Assets have been properly and timely paid (except as provided by law or as set forth on Schedule 4.10, where Royalty payments have been legally suspended to Royalty owners whose whereabouts are unknown or who have Title Defects).  Seller shall remain responsible for its share of any payments which may be determined to be due for periods prior to the Effective Date, except to the extent such Royalties have been suspended and accounts related thereto are transferred to Buyer.  Seller has not been advised in writing by any lessor under any Lease of any material default under any Lease which has not been remedied or waived or of any requirement or demand to drill additional Wells on any of the Properties which have not been satisfied.

4.11                        Compliance with Laws.  To Seller’s Knowledge, Seller has complied in all material respects with all applicable laws, regulations and orders of all governmental agencies having jurisdiction over the Assets.  Seller has not been advised in writing by any such governmental agency that it is not in material compliance with all applicable laws, regulations and orders with respect to the Assets.  Seller has not received any notices or demands from governmental agency, any lessor or any other third party to plug any Wells.

4.12                        Operations.  To Seller’s Knowledge, the Assets were developed and are being operated and produced in compliance, in all material respects, with all applicable Oil and Gas Contracts and in compliance, in all material respects, with all applicable laws, rules and regulations and the Leases and the Oil and Gas Contracts.  Other than the Outstanding

Obligations and authorizations for expenditures set forth on Schedule 4.12, there are no Outstanding Obligations or outstanding authorizations for expenditure with respect to the Assets.

4.13                        Inspection of Records.  Seller has provided and shall continue to provide Buyer, during the Due Diligence Period, with reasonable access to the records relating to the Assets.  Any and all review of the Books and Records relating to the Assets by Buyer shall be conducted at the Seller’s offices or at the offices of the operator of such Assets, during normal business hours.  Any and all such review of the Books and Records relating to the Assets by Buyer shall be at no cost to Seller.

4.14                        Permits.  To Seller’s Knowledge, all material permits necessary for the operation of the Wells of which Operator is the operator are in full force and effect.

4.15                        Foreign Person.  Seller is not a “foreign person” within the meaning of Sections 1445 and 7701 of the Code (i.e. Seller is not a nonresident alien, foreign corporation, foreign partnership, foreign trust, or foreign estate as those terms are defined in the Code and any regulations promulgated thereunder).

4.16                        Imbalances.  To Seller’s Knowledge, except as set forth in Schedule 4.16, there are no gas, production, sales, processing, pipeline or transportation imbalances with respect to the Assets as of the date hereof.

4.17                        Payment of Proceeds.  Seller is currently receiving from all purchasers of production from the Assets not less than the “Net Revenue Interests” set forth in Schedule 3.5 without suspense or any indemnity other than the normal division order warranty of title.  Seller is currently paying for the development and operation of the Interests not more than the “Working Interests” set forth in Schedule 3.5, and Seller is current for all costs and expenses pertaining to the development and operation of the Assets.

4.18                        Sufficiency of Operated Assets.  With respect to the Assets operated by Seller or Operator, except for equipment replaced in the ordinary course of oil and gas field operations, such Assets include all tangible property used by Seller or Operator to operate and produce hydrocarbons from the Leases and the Lands in the same manner as Seller or Operator operated and produced as of the Effective Date.

4.19                        Preferential Rights and Consents.  Except as set forth in Schedule 4.19, to Seller’s Knowledge there are no preferential rights to purchase all or any portion of the Assets that have not been waived, nor any consents required for the transfer of the Assets to Buyer that have not been obtained, with respect to the transactions contemplated herein.

4.20                        Tax Partnerships.  No portion of the Assets (1) has been contributed to and is currently owned by a tax partnership; (2) is subject to any form of agreement (whether formal or informal, written or oral) deemed by any federal tax statute, rule or regulation to be or to have created a tax partnership; or (3) otherwise constitutes “partnership property” (as that term is used throughout Subchapter K of Chapter 1 of Subtitle A of the Code) of a tax partnership.  For purposes of this Section 4.20 a “tax partnership” is any entity, organization or group deemed to be a partnership within the meaning of section 761 of the Code or any similar federal statute, rule or regulation, and that is not excluded from the application of the partnership provisions of Subchapter K of Chapter 1 of Subtitle A of the Code by reasons of elections made, pursuant to section 761(a) of the Code and all such similar federal statutes, rules and regulations, to be excluded from the application of all such partnership provisions.

4.21                        ERISA Superliens.  Neither Seller nor any member of the Controlled Group now maintains or contributes to or is obligated to contribute to, has ever maintained or contributed to, or has any plans or commitments for, (i) any employee pension benefit plan (as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) that is subject to Title IV of ERISA, (ii) any “employee benefit plan” (as such term is defined in section 3(3) of ERISA), or (iii) a multiemployer plan (as such term is defined in ERISA Section 3(37)). For purposes of this Agreement, “Controlled Group” means a controlled or affiliated group within the meaning of Code Section 414(b), (c), (m), or (o) of which the Seller is a member.

4.22                        Audits.  Except as set forth on Schedule 4.22, to the extent relating to the Assets, including Production therefrom, but excluding audits or examinations of Seller’s income taxes, (a) Seller is not under audit or examination by any governmental authority and (b) Seller has not received any determination letters or notices from any governmental authority indicating that an audit or investigation is pending or threatened.

ARTICLE V

BUYER’S REPRESENTATIONS AND WARRANTIES

The Buyer represents and warrants to Seller as follows:

5.1                               Organization.  The Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware and is duly qualified to do business in the state of Alabama.  The Buyer has duly authorized the execution, delivery and performance of this Agreement by all necessary corporate action, and the same is a binding obligation of the Buyer, enforceable in accordance with its terms.

5.2                               Authority.  The Buyer has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement and to perform the obligations contained herein.  The consummation of the transactions contemplated by this Agreement will not violate nor be in conflict with, any provisions of Buyer’s formation certificate or other governing documents, or any material agreement or instrument to which Buyer is a party or by which Buyer is bound, or any judgment, decree, order, statute, rule or regulation applicable to Buyer.  The execution, delivery and performance of this Agreement have been duly and validly authorized by all requisite company action on the part of Buyer.

5.3                               Binding Obligation.  This Agreement has been duly executed and delivered on behalf of Buyer.  All documents and instruments required hereunder to be executed and delivered to Seller have been duly executed and delivered.  This Agreement does and such documents and instruments will, constitute legal, valid and binding obligations of the Buyer in accordance with their terms and notwithstanding anything contained herein, this provision shall survive the Closing set forth herein.

5.4                               No Litigation or Adverse Events.  There is no suit, or legal, administrative, arbitration or other proceeding, or governmental investigation, pending or, to the Buyer’s Knowledge, threatened, by or against the Buyer, and no event or condition of any character, to the Buyer’s Knowledge, pertaining to the Buyer, that could prevent the consummation of the transactions contemplated by this Agreement.  To Buyer’s Knowledge, there is no bankruptcy, reorganization, or arrangement proceeding pending or being contemplated by or threatened against Buyer.

5.5                               Further Distribution.  Buyer is purchasing the Assets for its own account and does not currently intend to offer any of the Assets for resale.

5.6                               Permits.  Buyer possesses or shall possess prior to the Closing all required governmental licenses, permits, bonds, certificates, orders and authorizations necessary to own and operate the Assets in compliance with all Legal Requirements. On or prior to Closing, Buyer or Saga Petroleum Limited Liability Company of Colorado (“Saga Operator”) as Buyer’s contract operator for the Assets, shall be qualified in Alabama to operate oil and gas wells and have filed a Form OGB-1E Application for Change of Operator with the State Oil and Gas Board of Alabama.

5.7                               Cash On Hand.  Buyer, as of the date of this Agreement, has and, as of the Closing Date, will have sufficient funds on hand, together with funds available under equity contribution agreements or credit agreements, to enable it to make payment in immediately available funds of the Estimated Adjusted Purchase Price at Closing, and, if applicable, any amounts due by Buyer pursuant to the Final Adjusted Purchase Price calculation, as well as and any other amounts to be paid by it hereunder.

5.8                               Broker.  Buyer has not employed or retained any broker or finder in connection with the purchase of the Assets hereunder.  Buyer does not and will not owe any fees to any third party in connection with the transactions contemplated by this Agreement, including, but not limited to, Lantana.

5.9                               Evaluation; No Reliance.  Buyer has, or by Closing will have, made its own independent investigation, analysis and evaluation of the Assets, the Assumed Liabilities and the transactions contemplated by this Agreement (including Buyer’s own estimate and appraisal of the extent and value of Seller’s reserves attributable to the Assets and an independent assessment and appraisal of the environmental risks and liabilities associated with the acquisition of the Assets). In entering into this Agreement and consummating the transactions contemplated hereby, Buyer has relied, and will rely, solely upon its own independent investigation, verification, analysis and evaluation of the Assets and has not relied on any representations or warranties by Seller other than those expressly set forth in this Agreement.

5.10                        Non-Security Acquisition.  Buyer acknowledges that the Assets are or may be deemed to be “securities” under the Securities Act of 1933, as amended, and certain applicable state securities or Blue Sky laws and that resale thereof may therefore be subject to the registration requirements of such acts.  Buyer intends to acquire the Assets for its own benefit and account and is not acquiring said Assets with the intent of distributing fractional undivided interests thereof such as would be subject to regulation by federal or state securities laws, and that if, in the future, it should sell, transfer or otherwise dispose of said Assets or fractional undivided interests therein, it will do so in compliance with any applicable federal and state securities laws.

5.11                        Insurance and Bonding.  Buyer or Saga Operator has, or by Closing will have, acquired all insurance and bonds necessary to comply with Sections 6.3(e) and 6.3(f), including, without limitation, the Form OGB-4 Blanket Bond with the State Oil and Gas Board of Alabama.

ARTICLE VI

CLOSING

6.1                               The Closing.  Payment of the Estimated Adjusted Purchase Price required to be made by Buyer to Seller and the transfer of the Assets by Seller and Buyer’s assumption of the Assumed Liabilities and the other transactions contemplated hereby shall take place at the offices of Seller following the Due Diligence Period on the Closing Date. The “Closing Date” shall mean May 24, 2013, provided that, Buyer shall have the one-time right to extend the Closing Date to any date on or prior to June 14, 2013 (and the Due Diligence Period shall be correspondingly extended) upon written notice to Seller no less than five (5) days prior to May 24, 2013.  If Buyer elects to extend the Closing Date beyond May 24, 2013 as provided above, the Purchase Price shall be increased by $125,000.

6.2                               Seller’s Deliveries.  At the Closing, Seller shall deliver or cause to be delivered to Buyer, all executed by Seller or such other third parties under the Seller’s control, as applicable:

(a)                                 Assignment and such other assignments, bills of sale, or deeds necessary to transfer the Assets to Buyer, including any conveyances on official forms and related documentation necessary to transfer the Assets to Buyer in accordance with requirements of state and federal governmental regulations;

(b)                                 Notice of Change of Operator for Properties operated by Seller and all other appropriate required regulatory documents;

(c)                                  Consents to assignment for the Oil & Gas Contracts requiring consent that Seller has obtained as of Closing;

(d)                                 Releases of all liens granted in favor of Bank of America, N.A., in its capacity as administrative agent for the lenders (“Seller’s Lenders”) under Seller’s credit facility, and under all other mortgages and deeds of burdening the Assets;

(e)                                  UCC-3 Termination Statements in relation to the liens under Section 6.2(d);

(f)                                   Certificates of motor vehicle title transferred to Buyer for the vehicles identified on Schedule 1.4(f);

(g)                                  The originals (or copies to the extent originals are not available) of the Books and Records;

(h)                                 All funds held in suspense;

(i)                                     Certificate of an Officer of the Seller certifying resolutions of the Board of Directors of Seller approving the sale of the Assets and granting the authority to execute and deliver this Agreement and any other transaction documents;

(j)                                    letters in lieu of transfer orders directing all purchasers of production to pay Buyer the proceeds attributable to Production from the Assets from and after the Effective Date;

(k)                                 All other items required to be delivered hereunder or as may be requested which are necessary or would reasonably facilitate consummation of the transactions contemplated hereby; and

(l)                                     Operator shall execute and deliver a transition services agreement (and a termination of the Services Agreement) or an extension of the Services Agreement, in each case mutually acceptable to Seller and Buyer and limited to the provision of accounting and Royalty payment functions by Operator with respect to the Assets and Production thereform through July 31, 2013.

6.3                               Buyer’s Deliveries.  At the Closing, Buyer will deliver, or cause to be delivered to Seller, all executed by the Buyer or such other third parties under the Buyer’s control as applicable:

(a)                                 Adjusted Purchase Price; and Seller and Buyer will instruct the Escrow Agent to release the Earnest Money from the Escrow Account to Seller (less and except the amounts deposited in the Escrow Account pursuant to Section 6.4.3(ii) which amounts shall be retained in the Escrow Account);

(b)                                 Assignment and such other assignments, bills of sale, or deeds necessary to transfer the Assets to Buyer, including any conveyances on official forms and related documentation necessary to transfer the Assets to Buyer in accordance with requirements of state and federal governmental regulations;

(c)                                  Certificate of an Officer of Buyer certifying resolutions of the Board of Buyer approving the purchase of the Assets and assumption of the Assumed Liabilities by Buyer and granting the authority to execute and deliver this Agreement and any other transaction documents; and

(d)                                 Notice of Change of Operator for Properties operated by Seller and all other appropriate required regulatory documents;

(e)                                  Evidence, satisfactory to Seller, of compliance with Legal Requirements for bonds, insurance, letters of credit and guarantees in the name of Buyer;

(f)                                   All other items required to be delivered hereunder or as may be requested which are necessary or would reasonably facilitate consummation of the transactions contemplated hereby; and

(g)                                  Buyer shall execute and deliver the agreement described in Section 6.2(l).

6.4                               Termination; Earnest Money.

6.4.1                     Termination by Buyer.  This Agreement may be terminated by Buyer if Buyer is not in breach of any material provision of this Agreement and (i) the conditions set forth in Section 6.11 have been satisfied, or waived in writing by Seller, and Seller fails to execute and deliver any of the documents or perform any of the obligations set forth in Section 6.2 on or before Closing and such failure has not been waived by Buyer, (ii) Seller is in breach of any material provision of this Agreement, (iii) the Defect Values asserted in good faith by Buyer with respect to the Assets affected by Environmental Defects and Title Defects that Buyer elects to retain as part of the Assets under Section 6.4.3(ii), plus the Allocated Values of Assets excluded from the Assets to be conveyed to Buyer at Closing pursuant to Section 6.4.3(i), Section 6.4.5 or Section 6.4.6, in the aggregate, equals or exceeds 10% of the Purchase Price or (iv) the Defect Value of the Assets affected by Casualty Defects equals or exceeds 10% of the Purchase Price as described in Section 7.14 below.  If Buyer terminates this Agreement pursuant to (i), (ii), (iii) or (iv) above, then within 5 days following receipt of notice from Buyer of such termination Seller shall instruct the Escrow Agent to disburse the Earnest Money and all interest earned thereon in the Escrow Account, to Buyer. In such event, the return of the Earnest Money to Buyer shall constitute liquidated damages for any loss suffered by Buyer, as a result of Seller’s failure to execute and deliver such document(s) or to perform any of the obligations set forth in Section 6.2. Seller shall have no other or further liability to Buyer of any kind or character; provided, however, Buyer at its option shall have the right to pursue a remedy of specific performance; and further provided, however, that if Buyer elects the remedy of specific performance, then Buyer shall be required to perform all of its closing obligations as contained in Section 6.3 of the Agreement, including but not limited to payment of the Adjusted Purchase Price adjusted for any Environmental Defects, Title Defects and/or Casualty Defects.

6.4.2                     Termination by Seller.  This Agreement may be terminated by Seller if Seller is not in breach of any material provision of this Agreement and (i) the conditions set forth in Section 6.10 have been satisfied, or waived in writing by Buyer, and Buyer fails to execute and deliver any of the documents or perform any of the obligations set forth in Section 6.3 on or before Closing and such failure has not been waived by Seller, (ii) if Buyer is in breach of any material provision of this Agreement, (iii) the Defect Values asserted in good faith by Buyer with respect to the Assets affected by Environmental Defects and Title Defects that Buyer elects to retain as part of the Assets under Section 6.4.3(ii), plus the Allocated Values of Assets excluded from the Assets to be conveyed to Buyer at Closing pursuant to Section 6.4.3(i) or Section 6.4.5, in the aggregate, equals or exceeds 10% of the Purchase Price, or (iv) the Defect Value of the Assets affected by Casualty Defects equals or exceeds 10% of the Purchase Price as described in Section 7.14 below.  If Seller terminates this Agreement pursuant to (i) or (ii) above, Buyer shall instruct the Escrow Agent to disburse the Earnest Money, and all interest earned thereon in the Escrow Account, to Seller. In such event, the Earnest Money shall constitute liquidated damages for any loss suffered by Seller, as a result of Buyer’s failure to execute and deliver such document(s) or to perform any of the obligations set forth in Section 6.3, Buyer shall have no other or further liability to Seller of any kind or character.  Seller and Buyer agree that Seller’s damages in the event of a breach by Buyer described in clause (i) or clause (ii) above are difficult to measure and Seller and Buyer agree that the amount of the liquidated damages provided herein bears a reasonable relationship to and is a reasonable estimation of such damages.

6.4.3                     Environmental or Title Defect.  In the event between the execution hereof and the end of the Due Diligence Period, Buyer discovers an Environmental Defect or a Title Defect, Buyer shall deliver a written notice of same to Seller (the “Defect Notice”).  The Defect Notice shall clearly indicate the nature of the Environmental Defect or Title Defect and the Assets to which it relates. Seller shall have the right, but not the obligation, to attempt to cure any Environmental Defect or Title Defect prior to Closing.  In the event Seller does not cure a Title Defect or Environmental Defect prior to Closing, or Seller disputes the Title Defect or Environmental Defect or the associated Defect Value asserted by Buyer and such dispute has not be finally determined by the Title Consultant or the Environmental Consultant pursuant to Section 6.4.4, Buyer shall have the option of (i) removing the defective Assets from the definition of the “Assets” and the Purchase Price shall be adjusted downward in an amount equal to the Allocated Value of the defective Assets or (ii) accepting the Assets and proposing a Purchase Price adjustment equal to the Defect Value and if the parties do not agree upon the Defect Value by Closing such dispute shall be resolved as provided in Section 6.4.4 and the sum of the disputed Defect Values shall be paid into the Escrow Account pending resolution thereof under Section 6.4.4.  Any Title Defect or Environmental Defect with a Defect Value of less than $25,000 shall be deemed waived by Buyer.  The reduction to the Purchase Price with respect to all Title Defects affecting Assets Buyer elects to retain as part of the Assets pursuant to Section 6.4.3(ii) shall be subject to a deductible of $750,000 and the Purchase Price shall be reduced only by the amount of such Defect Values in excess of such deductible.  The reduction to the Purchase Price with respect to all Environmental Defects affecting Assets Buyer elects to retain as part of the Assets pursuant to Section 6.4.3(ii) shall be subject to a deductible of $750,000 and the Purchase Price shall be reduced only by the amount of such Defect Values in excess of such deductible.

6.4.4                     Failure to agree on Title Defect or Defect Value.   If, with respect to Assets affected by a Title Defect or Environmental Defect with respect to which Buyer elects to proceed under Section 6.4.3(ii), the Parties cannot reach agreement concerning the existence of a Title Defect or Environmental Defect, Seller’s proposed cure of a Title Defect, a Defect Value, or a Casualty Defect, within twenty (20) business days after Closing, then upon either Party’s request, (i) an attorney mutually acceptable to the Parties having at least twenty (20) years of experience in mineral and land title matters (the “Title Consultant”) shall resolve all points of disagreement relating to Title Defects, proposed and actual cures and Defect Values applying standards customarily applied by reasonable and prudent operators of oil and gas properties in the areas where the Assets are located and (ii) an attorney mutually acceptable to the Parties having at least twenty (20) years of experience in environmental matters (the “Environmental Consultant”) shall resolve all points of disagreement relating to Environmental Defects, proposed and actual cures and Defect Values.  Each Party shall present a written statement of its position on the Title Defect or Environmental Defect, proposed cure and/or Defect Value in question to the Title Consultant or Environmental Consultant, as applicable, promptly, and the Title Consultant or Environmental Consultant, as applicable, shall make a determination of all points of disagreement in accordance with the terms and conditions of this Agreement within 15 days of receipt of such position statements.  The determination by the Title Consultant or Environmental Consultant, as applicable, shall be conclusive and binding on the Parties with respect solely to disputes between the Parties, and shall be enforceable against any Party in any court of competent jurisdiction.

Once the Title Consultant’s or Environmental Consultant’s, as applicable, determination has been expressed to both Parties, the Parties shall give joint instructions to the Escrow Agent to disburse the funds deposited in the Escrow Account with respect to the applicable Defect Values in a manner consistent with the determinations of the Title Consultant and the Environmental Consultant. The cost of any such Title Consultant or Environmental Consultant shall be paid one-half by Seller and one-half by Buyer.  If at any time the Title Consultant or Environmental Consultant fails or refuses to perform hereunder, a new Title Consultant or Environmental Consultant shall be promptly chosen by the Parties.

6.4.5                     Consents.  Seller shall use its reasonable commercial efforts to obtain all required consents relating to a transfer of the Assets to Buyer.  If Buyer discovers other affected Assets that are subject to a consent to transfer requirement and the failure to obtain such consent would cause (A) the assignment of the Assets affected thereby to the Buyer to be void or (B) the termination of a Lease, or Contract under the express terms thereof or would be reasonably likely to subject Buyer to material damages (a “Hard Consent”), Buyer shall notify Seller promptly and Seller shall use its reasonable commercial efforts to obtain such consents prior to Closing.  If such Hard Consents to assign any Asset have not been obtained as of the Closing (other than governmental consents that are customarily obtained after Closing), then (i) the portion of the Assets for which such Hard Consent has not been obtained shall be excluded from with the Assets at the Closing and the Purchase Price shall be reduced by the Allocated Value thereof,

(ii) Seller shall use its reasonable commercial efforts to obtain such Hard Consent as promptly as possible following Closing, and (iii) if such Hard Consent is obtained prior to the determination of the Final Adjusted Purchase Price, the Allocated Value of that portion of the Assets, adjusted as provided in Section 3.2, shall be an upward adjustment to the Purchase Price on the Final Settlement Statement, and Seller shall assign such Asset to Buyer, effective as of the Effective Time, using an assignment in the form of Exhibit A.  Buyer shall reasonably cooperate with Seller in obtaining any required consent.

6.4.6                     Preferential Rights.  Seller shall comply with all preferential right to purchase provisions relative to its interest in the Assets by sending notice of this Agreement, within three business days after execution of this Agreement, to all persons holding preferential rights, offering to sell to each such person that portion of the Assets for which such a preferential right is held for an amount equal to the Allocated Values of such Assets and subject to all other terms and conditions of this Agreement.  If Buyer discovers any additional preferential rights, Buyer shall promptly notify Seller. If, prior to Closing, any of such persons asserting a preferential purchase right notifies Seller that it intends to consummate the purchase of that portion of the Assets to which it holds a preferential purchase right pursuant to the terms and conditions of such notice and this Agreement, then such Assets shall be excluded from the Assets identified in this Agreement and the Purchase Price shall be reduced by the Allocated Values of such Assets; provided, however, that if the holder of such preferential right is required to but fails to consummate the purchase of such Assets on or prior to the Closing Date, then Seller shall notify Buyer, and Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Assets to which the preferential purchase right was asserted for the Allocated Values of such Assets.  All Assets for which a preferential purchase right has not been asserted prior to Closing, or with respect to which closing does not occur on or before the Closing Date following the assertion of a preferential purchase right, shall be sold to Buyer at Closing pursuant to the provisions of this Agreement.  If one or more of the holders of any preferential purchase rights notifies Seller subsequent to Closing that it intends to assert its preferential purchase right, Seller shall give notice thereof to Buyer, whereupon Buyer shall perform all valid preferential purchase right obligations of Seller to such holders and Buyer shall be entitled to receive (and Seller hereby assigns to Buyer all of Seller’s rights to) all proceeds received from such holders in connection with such preferential purchase rights.

6.5                               Transfer of Books and Records.  Not later than thirty (30) days after Closing, Seller will transfer, convey and deliver to Buyer (to the extent not previously delivered at Closing) originals (or copies if originals are not available) of all of the Seller’s Books and Records, whether in manual or electronic form, subject to any contractual restrictions with third parties.  To Seller’s Knowledge, Seller is not a party to any document and none of the Books and Records is subject to any contract which would restrict or otherwise prevent the transfer of all Books and Records in Seller’s possession, or the possession of Seller’s agents or representatives, to Buyer.  Seller shall have reasonable access for a period of two (2) years following the Closing during normal business hours for litigation, tax or other legitimate business purpose to the files delivered to Buyer hereunder and in Buyer’s possession (Seller shall promptly reimburse Buyer for any reasonable out of pocket expenses incurred by Buyer in connection with Seller’s inspection or review of such files); provided, however, Buyer shall have no obligation to keep or maintain the files or any other records or documents beyond five (5) years after the Closing Date.  Except for Well files and Lease files kept in the Ordinary Course of Business, Seller shall not be obligated to make or deliver any geological or engineering interpretations or explanation of information in the Books and Records.  Seller may make and retain such copies of the Books and Records as Seller deems necessary for the conduct of its business, and shall after the Closing be permitted to make copies of the Books and Records at its own expense.  Seller agrees to allow Buyer access to Seller’s financial records pertaining to the Assets for the purpose of conducting a financial audit for the two (2) years ending on the Effective Date.  Any such audit shall be conducted at Buyer’s sole cost and expense and Seller agrees to cooperate with Buyer to conduct such audit. With respect to Books and Records that Seller or Operator has in electronic form, Seller shall furnish such Records to Buyer electronically; accounting and other data, files and information maintained by Sellers using Enertia software shall be transferred to Buyer’s Enertia software and the Parties will use Enertia to facilitate such transfer and Buyer shall pay Enertia’s fees with respect thereto.

6.6                               Taxes.  All Taxes shall be pro-rated between Seller and Buyer as of the Effective Date.  Seller shall be charged for all such Taxes based on ownership of or Production from the Assets prior to the Effective Date.  Buyer shall be charged for all such Taxes based on ownership of the Assets from and after the Effective Date.  Buyer shall pay all documentary, filing and recording fees for the Assignment required in connection with the transaction contemplated by this Agreement.  Additionally, Buyer will bear and pay all state and local government sales taxes incident to the transfer of the Assets, if any are chargeable.

6.7                               Purchase Price Allocation.  Seller and Buyer recognize that reporting requirements of §1060(b) of the Internal Revenue Code, and the regulations promulgated thereunder, may apply to the transaction contemplated by this Agreement.  If so, Seller and Buyer agree that the Purchase Price shall be allocated among the Assets as mutually agreed by Seller and Buyer to comply with and satisfy the requirements of §1060(b) and applicable regulation.  Seller and Buyer agree that no Asset shall be allocated a negative value.

6.8                               Seller’s Actions Prior to Closing.  From the date hereof until the Closing Date, Seller shall (i) obtain the prior written consent of Buyer with respect to all decisions to be made with respect to the Assets, including without limitation any drilling, completion, reworking or similar operations or decisions involving proposed expenditures in excess of $50,000 and entering into any Oil and Gas Contracts which are not terminable on thirty (30) days notice, (ii)  with respect to the Assets in which Seller is the operator, operate the Assets in the Ordinary Course of Business in a manner consistent with past practices, and in accordance with applicable Legal Requirements and existing operating agreements, including maintaining customary Books and Records with respect to the Assets in the Ordinary Course of Business consistent with prior practice, (iii)  act with respect to the Assets in good faith and in accordance with its business judgment as if the Assets were not being sold to Buyer hereunder and use commercially reasonable efforts to maintain good business relationships with contractors, suppliers and other third parties with respect thereto, (iv) maintain insurance coverage on the Assets in the amounts and of the types presently in force, (v)  use reasonable efforts to maintain in full force and effect all Leases and other Oil and Gas Contracts relating to Properties, (vi) maintain all material permits and approvals affecting the Assets, (vii)  not transfer, sell, hypothecate, encumber or otherwise dispose of any of the Assets (excluding the sale and disposal of hydrocarbons in the ordinary course of business and disposition of surplus or obsolete inventory or Equipment in the ordinary course of business), (viii)  not take any action with respect to the Assets that would create any material liabilities, (ix)  maintain the Properties in the Ordinary Course of Business in a manner consistent with past practices and in a state of repair and operation at least as good as at present, except for ordinary wear and tear and depreciation, and (x)  not modify, terminate, renew, suspend or abrogate any of the Oil and Gas Contracts without the written consent of Buyer.

6.9                               [Intentionally omitted].

6.10                        Conditions to Obligation of Buyer to Close. Subject first to the provisions of Section 6.4, the obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions unless waived in writing by Buyer:

(a)                                 The representations and warranties of Seller set forth herein shall be true and correct in all material respects (except as to representations and warranties qualified by materiality, which shall be true in all respects) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (including representations and warranties made as of a specific date being true and correct as though that specific date were changed to the Closing Date);

(b)                                 Seller shall have performed all obligations and agreements and complied with all covenants and conditions applicable to them contained in this Agreement prior to or on the Closing Date and shall have executed and delivered the Assignment prior to or on the Closing Date; and

(c)                              No suit, action or other proceeding by a third party or Governmental Authority shall be pending or threatened which seeks material damages from Buyer in connection with, or seeks to restrain, enjoin or otherwise prohibit, the consummation of the transactions contemplated by this Agreement.

6.11                        Conditions to Obligation of Seller to Close.  Subject first to the provisions of Section 6.4, the obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions unless waived in writing by Seller:

(a)                                 The representations and warranties of Buyer set forth herein shall be true and correct in all material respects (except as to representations and warranties qualified by materiality, which shall be true in all respects) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date;

(b)                                 Buyer shall have performed all obligations and agreements and complied with all covenants and conditions applicable to it contained in this Agreement prior to or on the Closing Date;

(c)                                  No suit, action or other proceeding by a third party or a governmental authority shall be pending or threatened which seeks material damages from Seller in connection with, or seeks to restrain, enjoin or otherwise prohibit, the consummation of the transactions contemplated by this Agreement; and

(d)                                 Seller shall have obtained approval and consent to proceed with the transactions contemplated by this Agreement from Seller’s Lenders, including, without limitation, release of all liens and security interests burdening the Assets.  Seller shall use its commercially reasonable efforts to obtain such approval and consent as soon as reasonably practicable and shall notify Buyer reasonably promptly after Seller receives such approval and consent.

ARTICLE VII

MISCELLANEOUS

7.1                               Notices.  Any notice, request demand, statement or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, or if telegraphed, or by courier, or mailed by certified mail, return receipt requested, when actually received, and may be given as follows:

If to Buyer:

Saga Resource Partners LLC

600 17th Street, Suite 1700N

Denver, Colorado 80202

Attention:  Robert Annear

Phone:

Fax:

If to Seller or Operator:

GeoMet, Inc.

909 Fannin Street, Suite 1850

Houston, Texas 77002

Attention: Bill Rankin

Phone: (713) 287-2253

Fax: (713) 659-3855

Or to such other address as such Party may designate by ten (10) days advance written notice to the other Party.

7.2                               Entire Agreement.  This Agreement embodies all of the representations, warranties and agreements of the Parties hereto with respect to the subject matter hereof, and all prior understandings, representations and warranties (whether oral or written) with respect to such matters are superseded.  This Agreement may not be amended, modified, waived, discharged or terminated except by an instrument in writing signed by the Party or an executive officer of a corporate Party against whom enforcement of the change, waiver, discharge or termination is sought.

7.3                               Severability.  The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

7.4                               Assignment.  This Agreement may not be assigned by either Party without the prior written consent of the other Party.

7.5                               Successors.  Subject to Section 7.4 above, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns.

7.6                               Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same agreement.

7.7                               Drafting.  The Parties acknowledge that each Party was actively involved in the negotiation and drafting of this Agreement and that no law or rule of construction shall be raised or used in which the provisions of this Agreement shall be construed in favor or against either Party hereto because one is deemed to be the author thereof.

7.8                               Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas without giving effect to conflicts of laws provisions without giving effect to conflict of laws provisions, except to the extent that the laws of Alabama are mandatorily applicable to real property matters.

7.9                               WAIVER OF JURY TRIAL; VENUE.

7.9.1                     WAIVER OF JURY TRIAL. EACH PARTY HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL IN ANY LAWSUIT, ACTION, OR PROCEEDING BETWEEN OR AMONG THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

7.9.2                     VENUE. EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE STATE DISTRICT COURT FOR HARRIS COUNTY, TEXAS OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF TEXAS, AND HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION MAY BE HEARD AND DETERMINED IN SUCH TEXAS STATE OR FEDERAL COURT. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT

MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION. THE PARTIES FURTHER AGREE, TO THE EXTENT PERMITTED BY LAW, THAT A FINAL AND UNAPPEALABLE JUDGMENT AGAINST ANY OF THEM IN ANY ACTION CONTEMPLATED ABOVE SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT, A CERTIFIED COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND AMOUNT OF SUCH JUDGMENT.

7.10                        Paragraph Headings.  The paragraph headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

7.11                        Costs.  Each Party agrees to bear its legal, accounting and other fees incurred in the negotiation of the transaction contemplated hereby, the conduct of its due diligence and the preparation of the documents addressed herein.

7.12                        Survival of Provisions.  The representations and warranties and covenants of Seller and Buyer set forth in this Agreement and in any instrument delivered in connection herewith shall survive the Closing except as expressly provided herein.

7.13                        Schedules/Exhibits.  The Schedules and Exhibits attached hereto, together with all documents incorporated by reference therein, form an integral part of this Agreement and are hereby incorporated into this Agreement wherever reference is made to them to the same extent as if they were set out in full at the point at which such reference is made.

7.14                        Casualty Loss.  If, prior to Closing, any of the Assets are materially damaged or destroyed by fire, blowout or other casualty (“Casualty Defect”), Seller shall notify Buyer promptly after Seller learns of such event.  Seller shall have the right, but not the obligation, to cure any such Casualty Defect by repairing such damage or, in the case of personal property or fixtures, replacing the Assets affected thereby with equivalent items, no later than the date of Closing.  If the Defect Value of such affected Assets is determined to be less than 10% of the Purchase Price, Buyer shall proceed to purchase the Assets and, at the option of Buyer, either (a) the Purchase Price will be reduced by the Defect Value of the Assets attributable to the Casualty Defects and Seller shall retain all insurance proceeds and claims against third parties in respect of any such Casualty Defect, or (b) Seller shall assign to Buyer all of its rights to receive insurance proceeds, and all claims against third parties, in each case in respect of any such Casualty Defect, and the Purchase Price will be reduced by an amount equal to the sum of Seller’s retention or deductible under Seller’s insurance policies, plus the amount by which such aggregate reduction in value exceeds Seller’s insurance policies limits.  If the Defect Value attributable to Casualty Defects equals or exceeds 10% of the Purchase Price, Buyer will have the right to terminate this Agreement pursuant to Section 6.4.1.

7.15                        Employees.  Saga Operator shall have the right and option to interview and determine whether or not to hire any field level employee of the Seller or Operator identified on Schedule 7.15.  The base pay that Saga Operator extends to any employee for employment with Saga Operator and that Saga Operator provides to such employee for the twelve (12) month period following the Closing Date shall not be less than the comparable base pay paid by Saga Operator to its employees in the area.  Saga Operator’s offer of employment to any employee may be conditioned upon Saga Operator’s usual hiring procedures and standards, including but not limited to successful completion of a background check and driving record check, and also upon the occurrence of the Closing.  Seller and Operator shall have the right to review the documents evidencing Saga Operator’s offers of employment described in the preceding sentence for compliance with the terms of this Agreement at least five (5) days prior to any distribution of such documents to the applicable employee.  No later than five (5) days prior to the Closing Date, Saga Operator shall notify Seller and Operator as to each employee who has accepted employment with Saga Operator, which acceptance may be conditioned upon the occurrence of the Closing, and each employee who has rejected Saga Operator’s offer of employment.  Saga Operator shall indemnify and hold harmless Seller, Operator and each of their officers, agents, employees and Affiliates with respect to all liabilities caused by Saga Operator’s conduct in regards to the employment offer process described in this Section 7.15 (including any claim of discrimination or other illegality in such selection and offer process).  For the avoidance of doubt, nothing in this Section 7.15 shall affect the right of Seller or Operator (or any of their Affiliates) to terminate the employment of an employee for any reason or at any time.

7.16                        Signs and Operatorship.  As soon as reasonably practical after the Closing Date Buyer shall (i) qualify to operate all Wells that are currently operated by Operator, (ii) and within 30 days receipt of such regulatory approval, (A) remove Seller’s (and any Affiliate’s) name and signs from the operated Properties and (B) erect or install all signs in compliance with applicable governmental rules and regulations, including but not limited to, those showing Buyer as operator of the operated Properties.

7.17                        Waiver of Certain Damages.  Each of the Parties hereby waives and agrees not to seek consequential, special, exemplary or punitive damages, lost profits, lost business opportunities, or diminution in value with respect to any claim, proceeding, controversy or dispute arising out of or relating to this Agreement or the breach hereof, including any indemnification claim pursuant hereto, other than any such damages payable to any third party in respect of which a Party is otherwise entitled to indemnification hereunder.

7.18                        INDEMNITY OBLIGATION.

(a)                                 BUYER, INCLUDING ITS SUCCESSORS AND ASSIGNS, SHALL RELEASE SELLER AND OPERATOR FROM AND SHALL FULLY PROTECT, INDEMNIFY AND DEFEND SELLER, OPERATOR AND THEIR RESPECTIVE OFFICERS, AGENTS, EMPLOYEES AND AFFILIATES AND HOLD THEM HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, NOTICES, SUITS, CAUSES OF ACTION, LOSSES, DAMAGES, LIABILITIES, FINES, PENALTIES AND COSTS (INCLUDING ATTORNEYS’ FEES AND COSTS OF LITIGATION) RELATING TO, ARISING OUT OF, OR CONNECTED, DIRECTLY OR INDIRECTLY, WITH (A) ANY BREACH OF BUYER’S REPRESENTATIONS, WARRANTIES OR COVENANTS HEREUNDER, OR (B) THE ASSUMED LIABILITIES (COLLECTIVELY, THE “BUYER INDEMNIFIED CLAIMS”). Seller and Operator shall use commercially reasonable efforts to minimize damages and shall act in good faith and in a timely manner in responding to, defending against, settling or otherwise dealing with Buyer Indemnified Claims.  The Parties shall cooperate in any such defense and give each other reasonable access to all information relevant thereto.  Seller shall not have the right to settle any Buyer Indemnified Claims, without Buyer’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.

(b)                                 SELLER, INCLUDING ITS SUCCESSORS AND ASSIGNS, SHALL RELEASE BUYER FROM AND SHALL FULLY PROTECT, INDEMNIFY AND DEFEND BUYER AND ITS OFFICERS, AGENTS, EMPLOYEES AND AFFILIATES AND HOLD THEM HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, NOTICES, SUITS, CAUSES OF ACTION, LOSSES, DAMAGES, LIABILITIES, FINES, PENALTIES AND COSTS (INCLUDING ATTORNEYS’ FEES AND COSTS OF LITIGATION) RELATING TO, ARISING OUT OF, OR CONNECTED, DIRECTLY OR INDIRECTLY, WITH THE FOLLOWING (COLLECTIVELY, THE “SELLER INDEMNIFIED CLAIMS”):

(i)                                     the Excluded Liabilities;

(ii)                                  (Certain Representations) any breach by Seller of any of its representations or warranties under Sections 4.1 through 4.4, inclusive, and Sections 4.6, 4.8, 4.15 and 4.21;

(iii)                               (Other Representations) any breach by Seller of any of its representations or warranties under Article 4 not listed in clause “(ii)” above; provided (A) Seller shall not have any liability for claims made under this clause (iii) after nine months after the Closing Date and (B) Seller ‘s aggregate liability for all claims made under this clause (iii) shall be limited to and shall not exceed 10% of the Purchase Price;

(iv)                              (Covenants and Agreements) any breach by Seller of its covenants or agreements under this Agreement provided that Seller shall not have any liability for claims made under this clause (iv) for breach of a covenant or agreement after 90 days after the applicable covenant or agreement was required to be performed by Seller;

(v)                                 (Royalties)                                     any Royalties, overriding royalties, production payments net profits and similar interests payable on or attributable to Production from the Assets during the period prior to the Effective Date that Seller owned the Assets; provided Seller shall not have any liability for claims made under this clause after 60 days after the expiration of the statute of limitations applicable to the third party claims covered by this clause (v);

(vi)                              (Taxes)                                                         any Taxes based on or measured by the ownership of the Assets or Production therefrom with respect to periods prior to the Effective Date that Seller owned the Assets; provided Seller shall not have any liability for claims made under this clause after 60 days after the expiration of the statute of limitations applicable to claims by governmental authorities for Taxes covered by this clause (vi);

(vii)         (Employee Claims) any claim by any employee of Seller or Operator with respect to his employment by Seller or Operator;

(viii)        (Personal Injury) any claim by any employee of Seller or Operator or any other person for personal injury or wrongful death which is attributable to events occurring during the period prior to the Effective Date that Seller owned the Assets;

(vi)          (Offsite Disposal) the disposal, treatment or recycling prior to the Closing Date by Seller or Operator (or by any third party at the express direction of Seller or Operator) at any location off the Leases of hazardous materials generated as a result of or in connection with the operation of the Assets; and

(vii)         (Criminal Fines and Penalties) any criminal fines and penalties attributable to Seller’s or Operator’s ownership or operation of the Assets prior to the Effective Date.

Notwithstanding anything in this Agreement to the contrary, in no event shall Seller’s, including its successors and assigns, aggregate liability, cost, damages and losses for all Seller Indemnified Claims under this Section 7.18(b) exceed 20% of the Purchase Price.

Buyer shall use commercially reasonable efforts to minimize damages and shall act in good faith and in a timely manner in responding to, defending against, settling or otherwise dealing with Seller Indemnified Claims.  The Parties shall cooperate in any such defense and give each other reasonable access to all information relevant thereto.  Buyer shall not have the right to settle any Seller Indemnified Claims, without Seller’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.

The amounts remaining in the Escrow Account following Closing, and amounts earned thereon in the Escrow Account, shall remain in the Escrow Account until the Final Adjusted Purchase Price is determined, at which time the Parties will instruct the Escrow Agent to disburse to Seller all amounts in the Escrow Account less the aggregate amount of all claims for indemnification by Buyer under this Section 7.18(b) that are noticed to Seller on or before such time.  The amounts retained in the Escrow Account shall be retained therein and applied to pay any such claims as and when such claims are finally resolved.  Upon the final resolution and satisfaction in full of all such claims, all remaining amounts in the Escrow Account shall be disbursed to Seller.  Seller’s liability for claims under this Section 7.18(b) shall not be limited to amounts in the Escrow Account.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

SELLER:

GEOMET, INC.

By:	/s/ Bill Rankin
Bill Rankin
President

OPERATOR:

GEOMET OPERATING COMPANY, INC.

By:	/s/ Bill Rankin
Bill Rankin
President

BUYER:

SAGA RESOURCE PARTNERS LLC

By:	/s/ Brent J. Morse
Name:	Brent J. Morse
Title:	Vice President

Saga Operator is joining this Agreement solely for purposes of Sections 5.6, 5.11, and 7.15:

SAGA OPERATOR:

SAGA PETROLEUM LIMITED
LIABILITY COMPANY OF COLORADO

By:	/s/ Brent J. Morse
Name:	Brent J. Morse
Title:	Manager

Signature Page to Asset Purchase Agreement